Exhibit 3.4

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            CANYON STATE CORPORATION




     Richard R. Ziser and L.S. Smith do hereby certify that:

     1. They are the President and the Secretary, respectively, of Canyon State Corporation, a Nevada corporation.

     2. At a meeting of the Board of Directors of Canyon State Corporation duly held on May 1, 1986, the Board of Directors adopted resolution, pursuant to the provisions of Section 78.390 of the Nevada Revised Statutes, to amend Article First of the Articles Of Incorporation. The amendments were set forth in said resolutions and it was Further resolved that the proposed amendments and the advisability of adoption Thereof be presented to the stockholders at the Annual Meeting of Stockholders.

     3. At the Annual Meeting of Stockholders, a meeting duly noticed and held on June 25, 1986, the stockholders voted, either in person or by proxy, to adopt The amendments as set forth and recommended by the Board of Directors. The amendment to Article First was adopted by 9,496,374 shares of Common Stock voting in favor and 2,000 shares of Common Stock voting opposed. The Amendment to Article Forth was adopted by 9,457,712 shares of Common Stock Voting in favor and 11,482 shares of Common Stock Voting opposed. There Were a total of 12,849,293 shares of Common Stock outstanding and entitled To vote at the Annual Meeting of Stockholders.

     4.   Said   Articles   were  amended  by  the  adoption  of  the  following
          resolutions:

          1. Resolved: That Article First of the Articles of Incorporation of this Corporation shall be amended to read in full as follows:

               "First. The name of the Corporation is The American Pacific Mint, Inc."

          2. Resolved: That Article Fourth of the Articles of Incorporation of this Corporation shall be amended in full as follows:

               "Fourth. This Corporation is authorized to issue one class of shares of stock; and the total number of shares which this Corporation is authorized to issue is 20,000,000 shares of Common Stock, $ .01 par value.



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     IN WITNESS  WYHEREOF,  the undersigned  hereby executed this Certificate of
     Amendment this 7th day of July, 1986.



     By: /s/  Richard R. Ziser, President
              ---------------------------

     By: /s/  L.S. Smith, Secretary
              ---------------------

     FILED: JULY 15, 1986